Consent of Independent Certified Public Accountants

We have issued our report dated February 1, 2001 accompanying the financial statements included in the Annual Report of ePHONE Telecom Inc., on Form 10-KSB, for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of ePHONE Telecom, Inc. on Form SB-2 (File No. 333-43368) filed with the Commission on September 25, 2000.

/s/ Grant Thornton LLP

Vienna, Virginia
February 28, 2001